Exhibit 10.37

SUBLEASE

This SUBLEASE is made as of August 6, 2014, by and between Avanir Pharmaceuticals, Inc. a Delaware corporation having an address at 30 Enterprise, Aliso Viejo, California 92656 (“Sublessor”) and Telogis, Inc., a Delaware corporation, having an address at 20 Enterprise, Aliso Viejo, California 92656 (“Sublessee”).

BACKGROUND

A. Pursuant to that certain Summit Office Lease dated as of February 1, 2011, by and between Aliso Viejo RP-V1, LLC, as Landlord (“Prime Lessor”) and Sublessor, as Tenant, as amended by a First Amendment to Lease (“First Amendment”) dated as of September 27, 2013 (such lease, as so amended, and all renewals, modifications and extensions of such lease are collectively referred to in this Sublease as the “Prime Lease”) (a true and complete copy of which is attached hereto as Exhibit A), whereby Sublessor leases approximately 29,790 square feet of rentable space on the second floor of the building known as and numbered 20 Enterprise, Aliso Viejo, California (“20 Enterprise”) and approximately 134,726 square feet of rentable space in the building known as and numbered 30 Enterprise, Aliso Viejo, California (“30 Enterprise”) (collectively, the “Total Premises”). As used in this Sublease, “Building” means the building located at 20 Enterprise.

B. Sublessee desires to sublease the Subleased Premises (defined in Paragraph 1) from Sublessor and Sublessor is willing to sublease the same, all on the terms and conditions set forth in this Sublease.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by Sublessor and Sublessee, Sublessor and Sublessee agree as follows:

1. Sublease of Subleased Premises. For the rent and upon the terms and conditions in this Sublease, Sublessor subleases to Sublessee, and Sublessee subleases from Sublessor approximately 29,790 square feet of rentable space on the second floor of 20 Enterprise as shown on Exhibit B attached hereto (the “Subleased Premises”). During the Term (defined in Paragraph 2) of this Sublease, Sublessee shall have access to the Subleased Premises twenty-four (24) hours a day, 7 days a week, subject to the terms of this Sublease. If Sublessee enters the Subleased Premises prior to the Commencement Date (defined in Paragraph 2), Sublessee shall be responsible for complying with all of the terms of this Sublease and the Prime Lease to the extent incorporated in this Sublease by reference, other than the payment of Rent. Sublessor shall have the right to have a representative present any time during such early entry into the Subleased Premises.

2. Term. The term (the “Term”) of this Sublease shall commence upon the date (the “Commencement Date”) that is the later of (a) thirty (30) days after Sublessor has vacated the Subleased Premises or (b) August 11, 2014; provided that the following contingencies have been satisfied: (i) the Consent Contingency (defined in Paragraph 29) has been satisfied no later than August 23, 2014 and (ii) the Sublease has been fully executed by Sublessor and Sublessee, and shall expire at 11:59 p.m. on October 31, 2018 or such earlier date on which this Sublease may terminate pursuant to any of the terms or provisions of the Prime Lease, this Sublease or applicable law (the “Expiration Date”). When the Commencement Date has been determined, the parties will enter into a commencement date letter substantially in the form attached hereto as Exhibit C.

3. Furniture. During the Term of this Sublease, Sublessee may use (i) those items of furniture located in the Subleased Premises as of the date of this Sublease that are described in Exhibit D (the “Furniture”), and (ii) the existing cabling and telecommunications wiring (the “Existing Network Cabling”) that serves the Subleased Premises as of the date of this Sublease for the purposes for which such Existing Network Cabling was installed. Sublessee shall use the Existing Network Cabling in a safe manner and in accordance with applicable permits or codes, and shall not remove or modify the Existing Network Cabling or exceed reasonable usage limitations that may be imposed by Sublessor from time to time. Sublessee accepts the Furniture and the Existing Network Cabling and fixtures “as is, where is” and in their current condition, Sublessor having made no representation or warranty of any kind, express or implied (including, but not limited to, any warranty of fitness for any particular use or purpose) with respect to any of the same. Sublessor shall have no obligation of any kind to make repairs resulting from normal wear and tear office usage of the Furniture or make any improvements to the Furniture in connection with Sublessee’s customary office use of the Furniture. If the Lease Expiration Date is October 31, 2018, Sublessee shall own the Furniture and shall remove the Furniture (excluding the Existing Network Cabling) from the Subleased Premises. If this Sublease terminates prior to the Expiration Date of October 31, 2018, the Furniture shall remain in the Subleased Premises. If Sublessee installs additional network cabling and/or equipment (“Additional Network Cabling”), Sublessee shall be responsible for removing such Additional Network Cabling and restoring the Subleased Premises to its condition prior to such installation at Sublessee’s sole cost and expense unless Prime Lessor advises Sublessee that Prime Lessor desires such Additional Network Cabling to remain. Notwithstanding anything in this Sublease to the contrary, Sublessee shall have no right to use the artwork or plants presently located in the Subleased Premises and Sublessee acknowledges that Sublessor shall remove such artwork and plants prior to the Commencement Date.

4. Rent.

a. Base Rent. Commencing on the Commencement Date, Sublessee shall pay to Sublessor the following amounts as base rent (the “Base Rent”) during the Term of this Sublease:

Period/Months of Term	Monthly Rate per Rentable Square Foot	Monthly Base Rent	Annual Rent Per Rentable Square Foot	Annual Base Rent
1-3	$2.54[1]	$75,964.50[2]	$30.60[3]	$683,680.50[4]

[1]	Subject to Paragraph 4.c hereof.
[2]	Subject to Paragraph 4.c hereof.
[3]	Subject to Paragraph 4.c hereof.
[4]	Subject to Paragraph 4.c hereof.

4-12	$2.54	$75,964.50	$30.60	$683,680.50
13-24	$2.61	$78,248.40	$31.52	$938,980.80
25-36	$2.69	$80,606.78	$32.47	$967,281.30
36- October 31, 2018	$2.77	$83,014.80	$33.44	$996,177.60

b. Intentionally deleted.

c. Abatement of Base Rent. Provided this Sublease is in full force and effect and Sublessee is not in default under this Sublease beyond any applicable notice and cure period, Base Rent shall be abated for the first, second and third months of the Term. Notwithstanding anything to the contrary in this Sublease, if Sublessee defaults under this Sublease beyond any applicable notice and cure period, Sublessee shall immediately pay to Sublessor the amount of Base Rent abated pursuant to the terms of this Paragraph 4.c; provided that such immediate payment obligation by Sublessee in the event of a default shall not limit or affect any of Sublessor’s rights pursuant to this Sublease or at law or in equity.

d. Real Estate Taxes and Operating Expenses. In addition to Base Rent, Sublessee shall pay as additional rent the Sublessee’s Percentage (as defined below) of amounts from time to time payable by Sublessor to Prime Lessor under the terms of the Prime Lease for: (i) Real Estate Taxes for the Building in excess of Real Estate Taxes for the year of 2014 and (ii) Operating Expenses for the Building in excess of Operating Expenses for the year of 2014. The Real Estate Taxes and Operating Expenses for the Subleased Premises are described in Article 5 of the Prime Lease, notwithstanding any modification thereof by the First Amendment. Rent for any partial month shall be prorated and paid on the first day of such month. As used in this Sublease, “Sublessee’s Percentage” shall mean that percentage that from time to time constitutes the ratio that the rentable square feet in the Subleased Premises bears to rentable square feet in the Building with respect to which Sublessor from time to time pays additional rent in respect of Real Estate Taxes or Operating Expenses. As of the date of this Sublease, the Sublessee’s Percentage is 25.68%.

e. Statements of Expenses. Sublessor shall furnish to Sublessee copies of all Real Estate Tax and Operating Expense statements and all backup for such statements furnished by Prime Lessor to Sublessor pursuant to Section 5.4 of the Prime Lease and from time to time with respect to the calendar commencing January 1, 2014 and all subsequent calendar years occurring within the term of this Sublease, together with a statement prepared by Sublessor of the additional rent payable by Sublessee pursuant to Paragraph 4.d. After actual Real Estate Taxes and Operating Expenses for the any lease year are determined by Prime Lessor and shared with Sublessor, Sublessor shall reconcile the amounts paid on account thereof with the actual amount of Real Estate Taxes and Operating Expenses paid by Sublessee under this Sublease and render a statement to Sublessee detailing the same. Any underpayment of Real Estate Taxes and Operating Expenses shall be paid by Sublessee within thirty (30) days after Sublessee receives such statement. Any over-payment of Operating Expenses shall be credited against the Rent next due or, if no Rent is due after the expiration or earlier termination of the Term, then Sublessor will refund the excess to Sublessee. The provisions of this Paragraph 4.e shall survive the expiration or earlier termination of this Sublease.

f. Audit Right. At Sublessee’s request and subject to the shortened Notice Periods set forth in Paragraph 11.c hereof, Sublessor will exercise its right to audit the Operating Expenses and Real Estate Taxes charged to the Building pursuant to Section 5.6 of the Prime Lease, provided that (i) Sublessor has first exercised its audit rights under the Prime Lease for the Total Premises and (ii) Sublessee reimburses Sublessor for all costs incurred by Sublessor in connection with Sublessee’s request for Sublessor to exercise its audit rights under the Prime Lease as to Operating Expenses and Real Estate Taxes for the Building.

g. Additional Expenses. In addition to the amounts payable under Paragraph 4.d, Sublessee shall pay as additional rent for all other expenses for which Sublessor is responsible to Prime Lessor under the Prime Lease to the extent such expenses (i) relate to the Subleased Premises or (ii) are incurred pursuant to additional services requested by Sublessee, except that Sublessee will in no way be liable for costs or expenses of Sublessor as a result of Sublessor’s default or breach of the terms of the Prime Lease (other than a breach caused by Sublessee or any party claiming through or under Sublessee) or matters for which Sublessee is expressly not responsible under the terms of this Sublease notwithstanding anything to the contrary by extension to Sublessee as “Tenant” under the Prime Lease.

5. Utilities. Sublessee shall pay for all utilities used in the Subleased Premises during the Term commencing on the Commencement Date by paying its pro rata portion for Building shared utilities and paying directly for utilities separately metered to the Subleased Premises. Sublessee shall reimburse Sublessor within ten (10) days after billing therefor for all above-standard or excess utility charges incurred by Sublessor from time to time under the Prime Lease that are attributable in whole or in part to Sublessee’s use of the Subleased Premises. Should Sublessee desire any after-hours HVAC service, Sublessee must give Sublessor at least such prior notice as is required of Prime Lessor pursuant to the terms of Article 7 of Prime Lease and Sublessor shall provide such request to Prime Lessor promptly after receipt. Sublessee shall reimburse Sublessor for the costs of obtaining such after-hours HVAC use in accordance with Paragraph 4 of this Sublease.

6. Permitted Uses. Sublessee shall use the Subleased Premises only for general office purposes and legal uses ancillary or incidental thereto to the extent permitted under the Prime Lease. Sublessee shall not do, suffer or permit anything to be done in or upon the Subleased Premises except in compliance with and as permitted by the Prime Lease and applicable law. Sublessee shall comply with the certificate of occupancy relating to the Subleased Premises and with all laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and the appropriate agencies, officers, departments, boards and commissions thereof, and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Subleased Premises.

7. Condition of Subleased Premises.

a. Sublessee represents that it has made or caused to be made a thorough examination and inspection of the Subleased Premises and is familiar with the condition of every part of the Subleased Premises. Sublessee acknowledges that, except as expressly provided in this Sublease, (i) it enters into this Sublease without relying upon any representations, warranties or promises by Sublessor, its agents, representatives, employees, servants or any other person in respect of the Building or the Subleased Premises, (ii) no rights, easements or licenses are acquired by Sublessee by implication or otherwise except as expressly set forth in this Sublease, (iii) Sublessor shall have no obligation to do any work in order to make the Subleased Premises suitable and ready for occupancy and use by Sublessee, and (iv) the Subleased Premises are accepted “as is” and are in satisfactory condition.

b. Sublessee shall keep and maintain the Subleased Premises, the fixtures and equipment and the Furniture in the Subleased Premises clean and in good order, repair and condition, except for reasonable wear and tear and damage by fire or other casualty or condemnation. Sublessor shall have no obligation of any kind to make repairs resulting from normal wear and tear office usage of the Furniture or make any improvements to the Furniture in connection with Sublessee’s customary office use of the Furniture. However, should Sublessee elect to repair or replace any item of Furniture, Sublessee may do so at its sole cost and expense without reimbursement from Sublessor.

c. Alterations. Sublessee may undertake the improvements and alterations set forth on Exhibit B in compliance with the Prime Lease, subject to obtaining all needed permits and approvals, , including Prime Lessor consent as required. Except for the initial alterations and improvements described on Exhibit B, no alterations or improvements shall be made to the Subleased Premises, except in accordance with the Prime Lease and with prior written consent of Sublessor, which shall not be unreasonably withheld or delayed, and Prime Lessor, if Prime Lessor’s consent is required under the Prime Lease. All alterations and improvements shall be made in accordance with the terms of the Prime Lease. Notwithstanding the foregoing, all alterations and improvements shall be paid for by the Sublessee without offset or contribution from Sublessor or Prime Lessor.

8. Insurance. Sublessee shall maintain throughout the Term of this Sublease property insurance covering any alterations, additions and improvements made to the Subleased Premises by or on behalf of Sublessee and such insurance in respect of the Subleased Premises and the conduct and operation of Sublessee’s business in the Subleased Premises, with Sublessor and Prime Lessor listed as additional insureds as is required of “Tenant” pursuant to the terms of the Prime Lease (including, without limitation, Article 14 as incorporated in this Sublease by reference) with no penalty to Sublessor or Prime Lessor resulting from deductibles or self-insured retentions effected in Sublessee’s insurance coverage, and with such other endorsements and provisions as Sublessor or Prime Lessor may reasonably request. If Sublessee fails to procure or maintain such insurance, pay all premiums and charges therefor and provide Sublessor with certificate(s) of such insurance within ten (10) days after notice from Sublessor, Sublessor may (but shall not be obligated to) do so, whereupon Sublessee shall reimburse Sublessor upon demand for Sublessor’s costs incurred in so doing. All such insurance policies shall, to the extent obtainable, contain endorsements providing that (i) such policies may not be canceled except upon thirty (30) days’ prior notice to Sublessor and Prime Lessor, (ii) no act or omission of Sublessee shall affect or limit the obligations of the insurer with respect to any other named or additional insured and (iii) Sublessee shall be solely responsible for the payment of all premiums under such policies and Sublessor, notwithstanding that it is or may be a named insured, shall have no obligation for the payment of any insurance premiums. Such insurance shall otherwise be reasonably acceptable to Sublessor in both form and substance. On or before the Commencement

Date, Sublessee shall deliver to Sublessor and Prime Lessor a certificate evidencing the coverages required by this Paragraph 8. Any endorsements to such certificates shall also be delivered to Sublessor and Prime Lessor upon issuance of such certificates. Sublessee shall procure and pay for renewals of such insurance from time to time before the expiration of such insurance, and Sublessee shall deliver to Sublessor and Prime Lessor such renewal certificates at least thirty (30) days before the expiration of any existing policy. In the event Sublessee fails so to deliver any such renewal certificate at least thirty (30) days before the expiration of any existing policy, then, in addition to its other rights and remedies in respect of such breach of this Sublease by Sublessee, Sublessor shall have the right, but not the obligation, to obtain such insurance on Sublessee’s behalf, whereupon Sublessee shall reimburse Sublessor within thirty (30) days of demand for Sublessor’s costs incurred in so doing. Maintenance of such insurance and/or the coverage application shall not relieve a party of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

Sublessee shall include in all such insurance policies any clauses or endorsements in favor of Prime Lessor including, but not limited to, waivers of the right of subrogation, which Sublessor is required to provide as “Tenant” pursuant to the provisions of the Prime Lease. Sublessee releases and waives all claims against Sublessor for loss or damage to Sublessee’s personal property and its alterations in the Subleased Premises to the extent that such loss or damage is insurable under policies of casualty insurance Sublessee carries or is required to carry under this Sublease.

If Sublessor consents to any sublease or sub-sublease of the Subleased Premises, Sublessee shall ensure that any subtenants and sub-subtenants obtain and maintains the insurance, as per this Agreement, required to be carried by Sublessee under this Sublease.

9. Indemnification. Sublessee shall protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor and Prime Lessor and their respective officers, agents and employees harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (except to the extent arising from any negligence or willful misconduct of Prime Lessor or Sublessor or their contractors, invitees, agents or employees), arising from any bodily injury to or death of persons, or damage to property occurring or resulting from an occurrence in the Subleased Premises during the Term of this Sublease or from any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease or from any willful misconduct or negligence on the part of Sublessee or any of its agents, employees, licensees, subtenants, sub-subtenants, invitees or assignees or any person claiming through or under Sublessee. Sublessee shall also indemnify Sublessor and Prime Lessor and their respective officers, agents and employees from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses), incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. The provisions of this Paragraph 9 are intended to supplement any other indemnification provisions contained in this Sublease and in the Prime Lease to the extent incorporated in this Sublease by reference. Any non-liability, indemnity or hold harmless provisions in the Prime Lease for the benefit of Prime Lessor that are incorporated in this Sublease by reference shall be deemed to inure to the benefit of Sublessor and Prime Lessor.

10. Assignment or Subletting.

a. Sublessee shall not assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest in this Sublease, or the Term or estate granted or the rentals under this Sublease, or sublet the Subleased Premises or any part of the Subleased Premises, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person or take any action or undertake any transaction without the prior written consent of Sublessor and Prime Lessor in accordance with Article 13 of the Prime Lease. Neither the consent of Sublessor or Prime Lessor to an assignment, subletting, concession, or license, nor the references in this Sublease to assignees, subtenants, concessionaires or licensees, shall in any way be construed to relieve Sublessee or any assignee, subtenant or sub-subtenant of the requirement of obtaining the consent of Sublessor and Prime Lessor to any further assignment or subletting or to the making of any assignment, subletting, concession or license for all or any part of the Subleased Premises, Sublessee and any such assignee, subtenant or sub-subtenant under this Sublease agreeing to be bound by the provisions of this Sublease and the Prime Lease as to any further assignment, subleasing or other arrangement for which consent is required under this Sublease or the Prime Lease. Notwithstanding any assignment or subletting, including, without limitation, any assignment or subletting permitted or consented to, the original Sublessee named in this Sublease and any other person(s) who at any time was or were Sublessee shall remain fully liable under this Sublease, and all acts and omissions of any assignee or subtenant or anyone claiming under or through any assignee or subtenant that shall be in conflict with the terms of this Sublease shall constitute a breach by Sublessee under this Sublease. If this Sublease is assigned, or if the Subleased Premises or any part of the Subleased Premises is underlet or occupied by any person or entity other than Sublessee, Sublessor may, after default by Sublessee, following notice and the expiration of any applicable cure period, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the Rent payable by Sublessee under this Sublease, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions of this Sublease, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Sublessee from the further performance by Sublessee of the covenants under this Sublease to be performed on the part of Sublessee. Any attempted assignment or subletting or other arrangement, whether by Sublessee or any assignee or subtenant of Sublessee, without the prior written consent of the Sublessor and Prime Lessor shall be void.

b. If the Rent or other consideration payable to Sublessee in respect of such subletting or assignment exceeds the Base Rent payable by Sublessee under this Sublease, then fifty percent (50%) of all such excess rent shall be deemed additional rent owed by Sublessee to Sublessor, and shall be payable monthly to Sublessor by Sublessee in the same manner and on the same terms as installments of Base Rent are payable by Sublessee under this Sublease (or upon Sublessee’s receipt thereof, whichever is earlier), except that Sublessee may recapture, on an amortized basis over the term of the sublease or assignment, any brokerage commission paid by Sublessee in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment) and reasonable legal fees incurred by Sublessee in connection with the subletting or assignment (collectively, the “Sub-subletting Costs”). Notwithstanding any assignment, subletting or other transfer by Sublessee or consent thereto by Sublessor or Prime Lessor, Sublessee shall remain fully liable on this Sublease and shall not be released from performing any of the terms, covenants and conditions of this Sublease. As a condition to Sublessee recapturing the Sub-subletting Costs, Sublessee shall provide to Sublessor, within ninety (90) days of Sublessor’s execution of Sublessor’s consent to the assignment or sub-subletting, a detailed accounting of the Sub-subletting Costs and supporting documents, such as receipts and construction invoices.

11. Primacy and Incorporation of Prime Lease.

a. This Sublease is and shall be subject and subordinate to the Prime Lease and to all matters to which the Prime Lease is or shall be subject and subordinate, and to all amendments, modifications, renewals and extensions of or to the Prime Lease and Sublessor purports to convey, and Sublessee takes, no greater rights than those accorded to or taken by Sublessor as “Tenant” under the terms of the Prime Lease. Sublessee covenants that it will perform and observe all of the provisions contained in the Prime Lease to be performed and observed by the “Tenant” under the Prime Lease for the Term of this Sublease to the extent incorporated in this Sublease and as applicable to the Subleased Premises, other than the payment of rent; provided that Sublessor shall not enter into any amendment or other agreement with respect to the Prime Lease that will prevent or materially adversely affect the use by Sublessee of the Subleased Premises in accordance with the terms of this Sublease, materially increase the obligations of Sublessee or decrease the rights of Sublessee under this Sublease, shorten the term of this Sublease or increase the rental or any other sums required to be paid by Sublessee under this Sublease, all without the prior written consent of Sublessee in each case, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Sublease to the contrary, Sublessee shall have no obligation to (i) cure any default of Sublessor under the Prime Lease (unless caused by Sublessee’s default under this Sublease), (ii) perform any obligation of Sublessor under the Prime Lease which arose prior to the Commencement Date and which Sublessor failed to perform, (iii) repair any damage to the Subleased Premises caused by Sublessor, (iv) remove any alterations or additions installed within the Subleased Premises prior to the Commencement Date, including but not limited to the Existing Network Cabling (excluding the Furniture if this Sublease terminates on October 31, 2018), (v) indemnify Sublessor or Prime Lessor with respect to any negligence or willful misconduct of Sublessor, its agents, employees or contractors or (vi) discharge any liens on the Subleased Premises or the Building that arise out of any work performed, or claimed to be performed, by or at the direction of Sublessor, except work to be undertaken at Sublessee’s expense. Except to the extent inconsistent with the context of this Sublease, capitalized terms used and not otherwise defined in this Sublease shall have the meanings ascribed to them in the Prime Lease.

Further, except as set forth below, the terms, covenants and conditions of the following specified provisions of the Prime Lease are incorporated in this Sublease by reference as if such terms, covenants and conditions were stated in this Sublease to be the terms, covenants and conditions of this Sublease, so that except to the extent that they are inconsistent with or modified by the provisions of this Sublease, for the purpose of incorporation by reference each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Landlord” under the Prime Lease shall, in respect of this Sublease and the Subleased Premises, be binding upon or inure to the benefit of Sublessor, and each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Tenant” under the Prime Lease shall, in respect of this Sublease, be binding upon or inure to the benefit of

Sublessee, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease. Notwithstanding anything in this Sublease to the contrary, for purposes of this Sublease, as to such incorporated terms, covenants and conditions:

i. references in the Prime Lease to the “Premises” shall be deemed to refer to the “Subleased Premises” under this Sublease;

ii. references in the Prime Lease to “Landlord” and to “Tenant” shall be deemed to refer to “Sublessor” and “Sublessee” under this Sublease, respectively, except that where the terms “Landlord” is used in the context of ownership or management of the entire Building, such term shall be deemed to mean only “Prime Lessor”;

iii. references in the Prime Lease to “this Lease” shall be deemed to refer to “this Sublease” (except when such reference in the Prime Lease is, by its terms (unless modified by this Sublease), a reference to any other section of the Prime Lease, in which event such reference shall be deemed to refer to the particular section of the Prime Lease);

iv. references in the Prime Lease to the “Commencement Date” shall be deemed to refer to the “Commencement Date” under this Sublease;

v. references in the Prime Lease to the “Termination Date” shall be deemed to refer to the Expiration Date under this Sublease;

vi. references in the Prime Lease to the “Base Rent”, “Additional Rent” and “Rent” shall be deemed to refer to the “Base Rent”, “additional rent” and “Rent”, respectively, as defined under this Sublease; and

vii. references in the Prime Lease to the “Term” shall be deemed to refer to the “Term” of this Sublease.

The following provisions of the Prime Lease (including First Amendment as noted below), Exhibits and Schedules annexed thereto are not incorporated in this Sublease by reference and shall not, except as to definitions set forth in the Prime Lease, have any applicability to this Sublease: Articles/Sections/Exhibits: 1.1, 1.4, 1.5, 1.6, 1.7, 1.8, 1.9, 1.10, 1.12, 1.15, 1.17, 2, 3, 5.4, 5.5, 5.6, 6, 7.2, except Sublessee’s right to access and use such telecommunication services, 7.3, 17.1 (excluding the last two sentences), 17.2, the second sentence of 18, 21, 22, 23.1, 23.2, 24.1, 27.4, 27.5, 27.7, 27.8, 27.11, the first sentence of 27.15, 27.17, 27.18 and 28; Exhibit C, Exhibit D, the last sentence of paragraph 2 of Exhibit E, Exhibit F, and Exhibit I; and the First Amendment.

Where reference is made in the following Sections to “Landlord”, the same shall be deemed to refer only to “Prime Lessor”: Articles/Sections: 5.1, 5.2, 5.3, 7.1, 8, 10.2, the tenth sentence of Section 10.3 (beginning with “In addition, within 30 days”) and last sentence of 10.3, the second to last sentence of 14, the first sentence of 17.2, the seventh and eighth sentences of 18, 25, 27.15 (except that Sublessee shall have no rights to an Exterior Sign as defined in Section 27.15) and Exhibit E (paragraphs 1, 2, 3, 4 (excluding the second, third and fourth sentences) and 5, except that the grant of such parking rights described in Exhibit E is made by Sublessor pursuant to Paragraph 32 of this Sublease).

Where reference is made in the following Sections to “Landlord”, the same shall be deemed to refer to “Prime Lessor” and “Sublessor”: Articles/Sections: 9.1, 12, 13, the second, third and fourth sentences of paragraph 4 of Exhibit E , paragraph 6 of Exhibit E, and paragraph 7 of Exhibit E.

b. Notwithstanding such incorporation by reference, Sublessee acknowledges that pursuant to the Prime Lease, certain services, repairs, restorations, equipment and access to and for the Subleased Premises and insurance coverage of the Building are in fact to be provided by Prime Lessor and Sublessor shall have no obligation to provide any such services, repairs, restorations, equipment, access or insurance coverage. Sublessee recognizes that Sublessor is not in a position to render any of the services or to perform any of the obligations of Prime Lessor pursuant to the terms of the Prime Lease. Sublessor shall use commercially reasonable (not arbitrary) efforts to obtain for Sublessee’s benefit the performance by Prime Lessor of its obligations under the Prime Lease, but Sublessor shall in no event be obligated to commence litigation or other formal proceedings, nor shall Sublessor be liable to Sublessee, nor shall the obligations of Sublessee under this Sublease be impaired or the performance of Sublessee be excused, because of any failure or delay on Prime Lessor’s part in furnishing such services, repairs, restorations, equipment, access or insurance coverage.

c. Notwithstanding anything to the contrary contained in the Prime Lease, the time limits (the “Notice Periods”) contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the “Tenant” (including any grace periods set forth in Article 19 of the Prime Lease), under the Prime Lease, or for the exercise by “Tenant” under the Prime Lease of any right, remedy or option, are changed for the purposes of incorporation in this Sublease by reference by shortening the same in each instance by five (5) days (or by three (3) days if the notice period is ten (10) days or less), so that in each instance Sublessee shall have five (5) (or three (3), as applicable) fewer days to observe or perform under this Sublease than Sublessor has as “Tenant” under the Prime Lease; provided, however, that if the Prime Lease allows a Notice Period of five (5) days or less, then Sublessee shall nevertheless be allowed the number of days equal to one-half of the number of days in each Notice Period to give any such notices, make any such demands, perform any such acts, conditions or covenants or exercise any such rights, remedies or options; provided, further, that if one-half of the number of days in the Notice Period is not a whole number, Sublessee shall be allowed the number of days equal to one-half of the number of days in the Notice Period rounded up to the next whole number.

d. Representations and Warranties of Sublessor. Notwithstanding anything to the contrary contained in this Sublease (including, without limitation, the provisions of the Prime Lease incorporated in this Sublease by reference), Sublessor makes no representations or warranties whatsoever with respect to the Subleased Premises, this Sublease, the Prime Lease or any other matter, either express or implied, except as expressly set forth in this Sublease. Sublessor represents and warrants, as of the date of execution of this Sublease (i) that it is the holder of the interest of the “Tenant” under the Prime Lease and said interest is not the subject of any lien, assignment, conflicting sublease, or other hypothecation or pledge, (ii) that the Prime Lease is in full force and effect, unmodified and constitutes the entire agreement between Prime Lessor and Sublessor in respect of the Subleased Premises, (iii) that no default exists on the part of Prime Lessor or Sublessor under the Prime Lease, nor to the best of Sublessor’s knowledge, does any circumstance currently exist that, but for the giving of notice or the passage of time, or both, would be such a default, (iv) there are no agreements between Prime Lessor and Sublessor other than the Prime Lease and (v) there are no parking fees currently being charged by Prime Lessor for the 110 non-reserved and 10 reserved parking spaces described in Paragraph 32 of this Sublease.

12. Certain Services and Rights. Except to the extent otherwise expressly provided in Paragraph 11.b of this Sublease, the only services or rights to which the Sublessee is entitled under this Sublease, including without limitation rights relating to the repair, maintenance and restoration of the Subleased Premises, are those services and rights to which Sublessor is entitled under the Prime Lease. Sublessor has no obligation to furnish any services whatsoever to Sublessee, any such obligation being that of Prime Lessor under the Prime Lease, and that, as set forth in Paragraph 11.b of this Sublease, the sole obligation of Sublessor under this Sublease is to enforce Prime Lessor’s performance as set forth in Section 11.b of this Sublease.

13. Compliance with Prime Lease.

a. By Sublessee. Sublessee shall neither do, nor permit anything to be done, that could, after notice and failure to timely cure, if applicable, cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease as a result of a “Tenant” default under the Prime Lease, and Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) of any kind whatsoever by reason of any breach or default on the part of Sublessee by reason of which the Prime Lease is or could be so terminated or forfeited. Sublessee covenants that Sublessee will not do anything that would constitute a default under the provisions of the Prime Lease or omit to do anything that Sublessee is obligated to do under the terms of this Sublease that would constitute a default under the Prime Lease.

b. By Sublessor. Sublessor will not commit an event of default under the provisions of the Prime Lease that, after any applicable notice and cure period, results in a termination of the Prime Lease.

14. Default. If Sublessee shall default in any of its obligations under this Sublease beyond applicable cure periods, Sublessor shall have available to it all of the rights and remedies available to Prime Lessor under the Prime Lease, including without limitation Articles 19 and 20 of the Prime Lease as incorporated in this Sublease by reference, as though Sublessor were the “Landlord” and Sublessee the “Tenant” under the Prime Lease. Sublessee shall reimburse Sublessor for all costs and expenses, including reasonable attorneys’ fees, incurred by Sublessor in asserting or enforcing its rights under this Sublease against Sublessee or any assignee, sub-subtenant or other person claiming under Sublessee.

15. Brokerage. Sublessee and Sublessor represent that they have not dealt with any broker in connection with this Sublease other than Newmark Grubb Knight Frank (the “Broker”). Each party shall indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any claim made by any person, firm or corporation other than the Broker for any commission, expense or other compensation as a result of the execution and delivery of this Sublease, which is based on alleged conversations or negotiations by said person, firm or corporation with the indemnifying party. Sublessor shall pay the Broker the brokerage commission or other compensation due the Broker in connection with this Sublease under separate agreements between Sublessor and Broker.

16. Security Deposit. Upon the satisfaction of the Consent Contingency, Sublessee shall deliver to Sublessor a security deposit in the amount of $83,014.80 as security for the full and faithful performance and observance by Sublessee of Sublessee’s covenants and obligations under this Sublease (the “Security Deposit”). Should Sublessee fail to cure an event of default after notice and an opportunity to cure thereof as provided in this Sublease, including but not limited to Rent specified in Paragraph 4 of this Sublease, Sublessor may use such portion of the Security Deposit to the extent required for the payment of any Rent or any other sums as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee’s default in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the reletting of all or any portion of the Subleased Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Sublessor. If Sublessor utilizes any portion of the Security Deposit to cure Sublessee’s default, Sublessee shall cause the Security Deposit to be restored to its original amount and failure to do so within ten (10) days after receiving written notice from Sublessor shall be deemed a default under this Sublease. Sublessee understands that its potential liability under this Sublease is not limited to the amount of the Security Deposit. Use of said Security Deposit by Sublessor shall not constitute a waiver, but is in addition to other remedies to Sublessor under this Sublease and under law. In the event of any transfer of Sublessor’s interest in the Subleased Premises, Sublessor shall either return the Security Deposit to Sublessee or assign its interest in the Security Deposit to the transferee or assignee and Sublessor shall thereupon be released by Sublessee from all liability for the return or payment of the Security Deposit; and Sublessee shall look solely to the new sublessor for the return or payment of the same; and the provisions of this Paragraph 16 shall apply to every transfer or assignment made of the same to a new sublessor. Sublessee shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Sublessor nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Within thirty (30) days of the later of the termination of this Sublease or Sublessee’s surrender of the Subleased Premises in the condition required by this Sublease, Sublessor shall return to Sublessee that portion of the Security Deposit not used or applied by Sublessor.

17. Notices. All notices, consents, approvals, demands, bills, statements and requests which are required or permitted to be given by either party to the other under this Sublease shall be in writing and shall be governed by Article 26 of the Prime Lease as incorporated in this Sublease by reference and the mailing addresses for Sublessor and Sublessee shall be those first set forth above. All notices to Sublessor shall be addressed to the attention of the Vice President of Finance with a copy to the attention of the Vice President of Real Estate. Communications and payments to the Prime Lessor shall be given in accordance with, and subject to, Article 26 of the Prime Lease.

18. Interpretation. This Sublease shall be construed without regard to any presumption or other rule suggesting construction or interpretation against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, which covenant, agreement, obligation or other provision shall be construed and interpreted in the context of the Sublease as a whole. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

19. Fire or Casualty. In the event the Subleased Premises (or access thereto or systems serving the same) are subjected to a fire or other casualty that interferes with the use and enjoyment by Sublessee of a material portion of the Subleased Premises, Sublessee shall, to the extent Sublessor is entitled to an abatement of rent pursuant to the Prime Lease, be entitled to an equitable adjustment of Rent until tenantable occupancy is restored. If the estimated time for repairs will exceed, or such interference has not been remedied and tenantable occupancy restored after, one hundred eighty (180) days from the date such interference was first experienced, Sublessor or Sublessee may, by notice to the other, terminate this Sublease.

20. Signage. Subject to the consent of Prime Lessor if required under the terms and provisions of the Prime Lease, Sublessee shall have the right, at its sole cost and expense, to install interior and exterior signage consistent with Sublessor’s signage rights under Section 27.15 of the Prime Lease. Within ninety (90) days after the Commencement Date, Sublessor shall, at its sole cost, remove Sublessor’s existing signage in, on and from the Building and the Subleased Premises. Should Sublessor fail to so remove its signage, Sublessee shall have the right to remove such signage at Sublessor’s cost and expense.

21. Right to Cure Sublessee’s Defaults. If Sublessee shall at any time fail to make any payment or perform any other obligation of Sublessee under this Sublease, then Sublessor shall have the right, but not the obligation, only after notice to Sublessee and an opportunity to cure as set forth in this Sublease, except no notice shall be required to Sublessee in the case of any emergency, and without waiving or releasing Sublessee from any obligations of Sublessee under this Sublease, to make such payment or perform such other obligation of Sublessee in such manner and to such extent as Sublessor shall deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees. Sublessee shall pay to Sublessor upon demand as additional rent all sums so paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith, together with interest thereon at an annual rate equal to the rate two percent (2%) above the base rate or prime rate then published as such in the Wall Street Journal, or, if less, the maximum rate permitted by law. Such interest shall be payable with respect to the period commencing on the date such expenditures are made by Sublessor and ending on the date such amounts are repaid by Sublessee. The provisions of this Paragraph shall survive the Expiration Date or the sooner termination of this Sublease.

22. Termination of Prime Lease; Surrender. If for any reason the term of the Prime Lease shall terminate prior to the Expiration Date, this Sublease shall thereupon automatically terminate, except as otherwise expressly set forth in this Paragraph 22, and Sublessor shall not be liable to Sublessee by reason of any termination of the Prime Lease or this Sublease; provided, however, so long as Sublessee is not in default under this Sublease beyond any applicable notice and cure period, Sublessor shall not voluntarily surrender the Prime Lease, except in accordance with rights expressly reserved to Sublessor as “Tenant” under the Prime Lease, including, without limitation, such rights as are available under Articles 17 and 18 of the Prime Lease in the event of a taking or casualty. Notwithstanding anything in this Sublease to the contrary, if the Prime Lease gives Sublessor any right to terminate the Prime Lease in the event of the partial or total damage, destruction, or condemnation of the Subleased Premises or the Building, the exercise of such right by Sublessor shall not constitute a default or breach under this Sublease. Nothing in this Sublease shall prevent an assignment of the Prime Lease or the subleasing of additional space covered by the Prime Lease to any third parties and in no event shall Sublessor have any liability to Sublessee for any defaults or termination of the Prime Lease by such other subtenants or defaults under such other subleases.

Upon the expiration or termination of this Sublease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Sublessee’s right of possession, Sublessee shall (i) remove (and restore any damage resulting from such removal) (a) any and all of Sublessee’s movable personal property and signage and (b) such alterations, installations, additions and improvements made by or on behalf of Sublessee that Sublessor requires to be removed and restore the Subleased Premises to its condition prior to such alterations, installations, additions and improvements, (ii) at once surrender and deliver to Sublessor the Subleased Premises in the condition and repair required by, and in accordance with the provisions of, this Sublease, and (iii) remove the Furniture (excluding the networking and cabling lines and equipment) from the Subleased Premises if this Sublease terminates on October 31, 2018, otherwise the Furniture shall remain in the Subleased Premises. If Sublessee shall fail to remove the Furniture or any of Sublessee’s personal property from the Subleased Premises, such property shall be deemed abandoned (and Sublessee will be deemed to have relinquished all right, title and interest in such property), and Sublessor is authorized, without liability to Sublessee for loss or damage thereto, at the sole risk of Sublessee, to (a) remove and store such property at Sublessee’s risk and expense; (b) retain such property, in which case all right, title and interest in such property shall accrue to Sublessor; (c) sell such property and retain the proceeds from such sale; or (d) otherwise dispose or destroy such property.

23. Consents and Approvals. All references in this Sublease to the consent or approval of Prime Lessor and/or Sublessor shall be deemed to mean the written consent or approval of Prime Lessor and/or Sublessor, as the case may be, and no such consent or approval of Prime Lessor and/or Sublessor, as the case may be, shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Prime Lessor and/or Sublessor, as the case may be. In all provisions requiring the approval or consent of Sublessor (whether pursuant to the express terms of this Sublease or the terms of the Prime Lease incorporated in this Sublease), Sublessee shall be required to obtain the approval or consent of Prime Lessor as well as obtain like approval or consent of Sublessor. If Sublessor is required or has determined to give its consent or approval to a matter as to which consent or approval has been requested by Sublessee, Sublessor shall cooperate reasonably with Sublessee in endeavoring to obtain any required Prime Lessor’s consent or approval upon and subject to the following terms and conditions: (i) Sublessee shall reimburse Sublessor for any out-of-pocket costs incurred by Sublessor in connection with seeking such consent or approval, (ii) Sublessor shall not be required to make any payments to Prime Lessor or to enter into any agreements or to modify the Prime Lease or this Sublease in order to obtain any such consent or approval, (iii) if Sublessee agrees or is otherwise obligated to make any payments to Sublessor or Prime Lessor in connection with such request for such consent or approval, Sublessee shall have made arrangements satisfactory to Sublessor for such payments and (iv) Sublessee shall indemnify and hold Sublessor harmless from and against all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) Sublessor shall suffer or incur in connection with seeking such consent or approval (including, without being limited to, claims by prospective subtenants, sub-subtenants, assignees and brokers if consent to a sublease or sub-sublease or assignment is not granted or is unreasonably conditioned). Nothing contained in this Article shall be deemed to require Sublessor to give any consent or approval simply because Prime Lessor has given such consent or approval and, unless provision to the contrary is expressly made in this Sublease, Sublessor’s consent may be withheld in its sole discretion.

24. No Privity of Estate. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Sublessee and Prime Lessor and Prime Lessor is not obligated to recognize or to provide for the non-disturbance of the rights of Sublessee under this Sublease.

25. No Waiver. The failure of Sublessor to insist in any one or more cases upon the strict performance or observance of any obligation of Sublessee under this Sublease or to exercise any right or option contained in this Sublease shall not be construed as a waiver or relinquishment for the future of any such obligation of Sublessee or any right or option of Sublessor. Sublessor’s receipt and acceptance of Rent, or Sublessor’s acceptance of performance of any other obligation by Sublessee, with knowledge of Sublessee’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Sublessor of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublessor.

26. Complete Agreement. This Sublease constitutes the entire agreement between the parties and there are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties. This Sublease shall not be binding upon either party unless and until it is signed and delivered by and to both parties. This Sublease may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

27. Successors and Assigns. Except as otherwise specifically provided in this Sublease, the provisions of this Sublease shall extend to bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

28. Waiver of Jury Trial and Right to Counterclaim. Sublessor and Sublessee each waive any rights which they may have to trial by jury in any summary action or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublessor and Sublessee, the Subleased Premises and the use and occupancy of the Subleased Premises, and any claim for injury or damages.

29. Consent of Prime Lessor. Notwithstanding anything to the contrary contained in this Sublease, the effectiveness of this Sublease is subject to and conditioned upon the written approval of, and consent to, this Sublease by Prime Lessor in form reasonably acceptable to

Sublessor and Sublessee (the “Consent”). This Sublease shall not become effective unless and until the Consent is fully executed and delivered by Prime Lessor, Sublessor and Sublessee (the “Consent Contingency”). Each of Sublessor and Sublessee will execute and deliver the Consent in the form provided by Prime Lessor and reasonably approved by Sublessor and Sublessee, even if the Consent has not been signed by Prime Lessor. If the Consent Contingency is not satisfied prior to the date that is sixty (60) days after submission of the request for the Consent, then from and after such date, either party may terminate this Sublease by providing written notice to the other unless the Consent Contingency is satisfied prior to the date on which such notice of termination is provided. If this Sublease is terminated pursuant to this Paragraph 29, then this Sublease will cease to have any further force or effect and the parties hereto will have no further obligations to each other with respect to this Sublease, except that any Rent or other funds paid under this Sublease by Sublessee shall be promptly refunded by Sublessor, including but not limited to the Security Deposit.

30. Limitation of Liability. No director, officer, shareholder, employee, adviser or agent of Sublessor shall be personally liable in any manner or to any extent under or in connection with this Sublease. In no event shall Sublessor or any of its directors, officers, shareholders, employees, advisers or agents be responsible for (i) any indirect or consequential/special damages, (ii) any damages in the nature of interruption or loss of business or (iii) claims for constructive eviction, nor shall Sublessor be liable for loss of or damage to personal property of Sublessee, its agents, contractors, employees or invitees.

31. Holdover. If Sublessee shall fail to surrender and deliver the Subleased Premises as and when required under this Sublease, Sublessee shall become a tenant at sufferance only, subject to all of the terms, covenants and conditions in this Sublease specified, except the rate of Base Rent shall increase to (i) 150% of the rate of Base Rent then in effect for the first thirty (30) days of such holdover and (ii) thereafter Sublessee shall pay 200% of the rate of Base Rent then in effect for the remainder of such holdover. In addition, Sublessee shall protect, defend (with counsel reasonably approved by Sublessor), indemnify and hold harmless Sublessor and its officers, directors, agents and employees from and against any and all liability, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) that Sublessor may suffer, under Article 22 of the Prime Lease or otherwise, by reason of any holdover by Sublessee under this Sublease or any holdover by any party claiming through or under Sublessee. The terms and provisions of this Paragraph 31 shall survive the expiration or earlier termination of this Sublease.

32. Appurtenant Rights. Sublessee shall have (as appurtenant to the Subleased Premises) rights to use in common with Sublessor and others entitled thereto Sublessor’s rights in driveways, walkways, hallways, stairways and passenger elevators convenient for access to the Subleased Premises and the lavatories nearest thereto as shown on Exhibit B attached hereto. In addition, Sublessor grants Sublessee a license to use in common with others entitled thereto 110 non-reserved parking spaces and 10 reserved parking spaces in the Parking Facility located at the Project (defined in Section 1.2 of the Prime Lease) as all in accordance with Exhibit E to the Prime Lease, but excluding the 8 additional parking spaces described in Section 11 of the First Amendment for which Sublessor pays a fee and for which Sublessee shall have no right to use. Sublessee shall not be charged any fees for such parking rights.

33. Authority. Sublessee hereby represents and warrants that (i) Sublessee is duly organized, validly existing and in good standing and has all required power and authority to own, sublease, hold and operate properties and conduct business in the State of California and (ii) the individuals signing this Sublease on behalf of Sublessee have the authority to bind Sublessee to this Sublease. Sublessor hereby represent and warrant that (i) Sublessor is duly organized, validly existing and in good standing and has all required power and authority to own, sublease, hold and operate properties and conduct business in the State of California and (ii) the individuals signing this Sublease on behalf of Sublessor have the authority to bind Sublessor to this Sublease.

34. Execution of Sublease; Counterparts. The submission of this Sublease to Sublessee for examination or execution does not constitute a reservation of or option on the Subleased Premises or an offer of Sublessor to sublease the Subleased Premises. This Sublease shall become effective as a Sublease, and Sublessor shall become obligated hereunder, only upon the execution and delivery of this Sublease (theretofore executed by Sublessee) by Sublessor to Sublessee. This Sublease may be executed in counterparts, each of which shall be deemed an original as against the party whose signature is affixed thereto, and which together shall constitute but one and the same agreement.

35. Survival. Paragraphs 4 (Base Rent), 5 (Utilities), 9 (Indemnification), 15 (Brokerage), 28 (Waiver of Jury Trial, and 30 (Limitation on Liability) of this Sublease shall survive the expiration or earlier termination of this Sublease.

36. List of Exhibits.

Exhibit A	Prime Lease
Exhibit B	Plan Showing Subleased Premises
Exhibit C	Form of Commencement Date Letter
Exhibit D	List of Furniture
Exhibit E	Commencement Letter (Prime Lease, Amended)

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IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as a sealed instrument as of the date first written above.

SUBLESSOR:

AVANIR PHARMACEUTICALS, INC.

By:	/s/ Christine G. Ocampo

Name:	Christine G. Ocampo

Title:	Vice President of Finance

SUBLESSEE:

TELOGIS, INC.

By:	/s/ Theodore Serentelos

Name:	Theodore Serentelos

Title:	COO

EXHIBIT A

PRIME LEASE

[see attached]

EXHIBIT B

PLAN SHOWING SUBLEASED PREMISES

EXHIBIT B-2

DESCRIPTION OF TELOGIS EXPANSION ALTERATIONS (left side of above)

•	Removing 15 offices along the back wall (sections B,C,D,E) and replacing with cubicles

•	Removing the wall from the training area to open the area up

•	Removing 3 inside offices on the front side of the training room

•	Adding a vestibule opposite of the lobby

•	Replacing the carpet.

EXHIBIT C

FORM OF COMMENCEMENT DATE LETTER

In accordance with and pursuant to Paragraph 2 of that certain Sublease by and between AVANIR PHARMACEUTICALS, INC., a Delaware corporation (“Sublessor”), and TELOGIS, INC., a Delaware corporation (“Sublessee”), the parties hereby confirm the following with respect to certain dates described in the Sublease: (a) the Commencement Date is             , 2014; and (b) the Expiration Date is 11:59pm, October 31, 2018, unless the Sublease is sooner terminated in accordance with its terms.

DATE:                 , 2014

SUBLESSOR:

AVANIR PHARMACEUTICALS, INC.
a Delaware corporation

By:

Name:

Its:

SUBLESSEE:

TELOGIS, INC., a Delaware corporation

By:

Name:

Its:

EXHIBIT D

FURNITURE

Avanir Pharmaceuticals, Inc.

Furniture Plan / Purchase for 20 Enterprise, Suite 200, Aliso Viejo, CA 92656

May, 2011

EXHIBIT E

COMMENCEMENT LETTER

DATED JUNE 23, 2014

Re: FIRST AMENDMENT TO SUMMIT OFFICE LEASE